EXHIBIT 10.9

AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AGREEMENT

PURCHASER:	UBS WARBURG REAL ESTATE SECURITIES INC.

ADDRESS:	1285 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10019 ATTENTION: GEORGE A. MANGIARACINA TELEPHONE: (212) 713-3734 ATTENTION: ROBERT CARPENTER TELEPHONE: (212) 713-8749

SELLER:	CRESCENT MORTGAGE SERVICES, INC.

ADDRESS:	115 PERIMETER CENTER PLACE SUITE 285 ATLANTA, GEORGIA 30346 ATTENTION: MIKE LEDDY

DATE OF AGREEMENT:	JANUARY 31, 2003

Schedule I	Representations and Warranties
Exhibit A	Loan Purchase Detail
Exhibit A-1	Data Layout Instructions
Exhibit B-1	Warehouse Lender’s Release
Exhibit B-2	Warehouse Lender’s Wire Instructions
Exhibit C-1	Seller’s Release
Exhibit C-2	Seller’s Wire Instructions
Exhibit D	Purchaser’s Wire Instructions to Seller
Exhibit E	UCC- 1 Financing Statement
Exhibit F	Authorized Signatories

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Exhibit G	Form of Opinion
Exhibit H	Cash Account Adjustment Notice
Exhibit I	Cash Account Wire Instructions
Exhibit J	Withdrawal/Deposit Notice: Cash Account
Exhibit K	Takeout Proceeds Identification Letter

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AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AGREEMENT

This Amended and Restated Mortgage Loan Purchase Agreement (“Agreement”), dated as of the date set forth on the cover page hereof, between UBS WARBURG REAL ESTATE SECURITIES INC. (“Purchaser”) and the Seller whose name is set forth on the cover page hereof (“Seller”).

RECITALS

WHEREAS, the Purchaser and the Seller are parties to the Mortgage Loan Purchase Agreement, dated as of December 24, 1996 (the “Original Mortgage Loan Purchase Agreement”).

WHEREAS, pursuant to the Original Mortgage Loan Purchase Agreement, Seller may have, in its sole discretion, offered to sell to Purchaser from time to time Mortgage Loans (as defined therein), and Purchaser, in its sole discretion, may have agreed to purchase such Mortgage Loans from Seller in accordance with the terms and conditions set forth in the Original Mortgage Loan Purchase Agreement.

WHEREAS, the Seller and the Purchaser desire to amend and restate the Original Mortgage Loan Purchase Agreement as provided herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree that the Original Mortgage Loan Purchase Agreement be amended and restated in its entirety as follows:

PRELIMINARY STATEMENT

Seller may, in its sole discretion, offer to sell to Purchaser from time to time Mortgage Loans, and Purchaser, in its sole discretion, may agree to purchase such Mortgage Loans from Seller in accordance with the terms and conditions set forth in this Agreement. Seller, subject to the terms hereof, will cause each Mortgage Loan to be purchased by Takeout Investor. During the period from the purchase of a Mortgage Loan to the sale of the Mortgage Loan to Takeout Investor, Purchaser expects to rely entirely upon Seller to service each such Mortgage Loan.

The parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Custodial Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Accepted Servicing Practices”: With respect to each Mortgage Loan, such standards which comply with the applicable standards and requirements under: (i) an applicable Agency Program and related provisions of the applicable Agency Guide pursuant to which the related Mortgage Loan is intended to be purchased, and/or (ii) any applicable FHA and/or VA program and related provisions of applicable FHA and/or VA servicing guidelines.

“Act of Insolvency”: With respect to Seller, (a) the commencement by Seller as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or Seller’s seeking the appointment of a receiver, trustee, custodian or similar official for Seller or any substantial part of its property, or (b) the commencement of any such case or proceeding against Seller, or another’s seeking such appointment, or the filing against Seller of an application for a protective decree which (1) is consented to or not timely contested by Seller, (2) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (3) is not dismissed within sixty (60) days, (c) the making by Seller of a general assignment for the benefit of creditors, or (d) the admission in writing by Seller that Seller is unable to pay its debts as they become due or the nonpayment generally by Seller of its debts as they become due.

“Affiliate”: With respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency”: The Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“Fannie Mae”), and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), as applicable.

“Agency Approvals”: As defined in Section 8(a)(viii) of this Agreement.

“Agency Eligible Mortgage Loan”: A mortgage loan that is in strict compliance with the eligibility requirements for swap or purchase by the designated Agency, under the applicable Agency Guide and/or applicable Agency Program.

“Agency Guide”: The GNMA Mortgage-Backed Securities Guide; the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide; the Freddie Mac Sellers’ and Servicers’ Guide; as applicable, in each case as such Agency Guide may be amended from time to time.

“Agency Program”: The specific purchase program under the relevant Agency Guide or as otherwise approved by the Agency.

“Applicable Guide”: The Takeout Investor’s eligibility requirements for Mortgage Loans, as applicable, and as each may be amended or supplemented from time to time.

“Applicable Purchase Agreement”: The applicable agreement, providing for the purchase by Takeout Investor of Mortgage Loans from Seller as such agreement may be amended from time to time.

“Asset Value”: With respect to each Mortgage Loan, the outstanding principal balance of such Mortgage Loan less the Discount; provided, that, the Asset Value shall be deemed to be zero with respect to each Mortgage Loan (1) in respect of which there is a breach of a representation and warranty set forth in Schedule 1 (assuming each representation and warranty is made as of the date Asset Value is determined) or (2) which has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of ten (10) calendar days; provided that the Purchaser may, in its sole and absolute discretion, assign an Asset Value above zero with respect to any Mortgage Loan that would otherwise be deemed to have an Asset Value of zero.

“Assignee”: With respect to this Agreement and any Mortgage Loan, any assignee of the Purchaser pursuant to a pledge or rehypothecation of the Mortgage Loan.

“Authorized Signatory”: An officer of the Seller who is authorized and empowered to request a purchase of Mortgage Loans by the Purchaser pursuant to a request for purchase, and is indicated on the Authorized Signatories of the Seller attached hereto as Exhibit F.

“Bankruptcy Code”: The United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day”: Any day other than (a) a Saturday, Sunday or other day on which banks located in the City of New York, New York are authorized or obligated by law or executive order to be closed, or (b) any day on which UBS Warburg Real Estate Securities Inc. is closed for business, provided that notice thereof shall have been given not less than seven calendar days prior to such day.

“Cash Account”: A separate cash account established and maintained by Seller at the Purchaser under the conditions set forth in Section 2.1.

“Cash Account Adjustment”: An adjustment to the Cash Account Balance pursuant to a Cash Account Adjustment Notice.

“Cash Account Adjustment Notice”: The cash account adjustment notice, in the form of Exhibit H; to be used by Purchaser to notify Seller of any adjustments to the Cash Account Balance.

“Cash Account Balance”: As of any date, the net amount of funds in the Cash Account on such date.

“Cash Account Interest Accrual”: The simple interest calculation posted on the last Business Day of each month resulting from the product of each Business Day’s Cash Account Balance and Cash Account Interest Rate.

“Cash Account Interest Rate”: With respect to each month, the average opening federal funds rate for such month. The opening federal funds rate on a Business Day shall be counted as the Cash Account Interest Rate until the next Business Day.

“Cash Account Wire Instructions”: The wire instructions, set forth in a letter in the form of Exhibit I, to be used for the payment of funds to Seller.

“Cash Window Mortgage Loan”: Any Mortgage Loan to be sold to an Agency for cash.

“Cash Window Transaction”: A transaction in which a Cash Window Mortgage Loan is sold.

“Collateral”: Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located: any cash or United Status Treasury obligations delivered to Purchaser pursuant to Section 7(d), and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

“Commitment Date”: The date set forth in a Takeout Commitment as the commitment date.

“Commitment Expiration Date”: With respect to any Mortgage Loan, the date set forth in the related Takeout Commitment as the commitment date.

“Commitment Requirements”: The requirements issued by Takeout Investor in the Applicable Guide regarding the issuance of Takeout Commitments, as amended from time to time by Takeout Investor.

“Conduit”: As defined in the Custodial Agreement.

“Conduit Submission Package”: As defined in the Custodial Agreement.

“Credit File”: All papers and records of whatever kind or description, whether developed or originated by Seller or others, required to document or service the Mortgage Loan; provided, however, that such Mortgage Loan papers, documents and records shall not include any Mortgage Loan papers, documents or records which are contained in the Conduit Submission Package.

“Cure Expiration Date”: With respect to a Defective Mortgage Loan in a Cash Window Transaction, the date occurring five Business Days after the Commitment Expiration Date.

“Custodial Account”: A separate custodial account, established and maintained by Seller under the conditions set forth in Section 4(b), for the deposit by Seller of all collections in respect of a Mortgage Loan that are payable to Purchaser as the owner of the Mortgage Loan.

“Custodial Agreement”: The Amended and Restated Mortgage Loan Custodial Agreement, dated as of the date set forth on the cover sheet thereof, among Seller, Purchaser and Custodian, as amended from time to time.

“Custodial Fee”: With respect to each Mortgage Loan, the amount set forth on the related Funding Confirmation as the “Custodial Fee.”

“Custodian”: The custodian named in the Custodial Agreement and its permitted successors.

“Defect Amount”: An amount (expressed as a positive number) equal to the aggregate Asset Value of the Mortgage Loans owned by Purchaser hereunder less the aggregate

Purchase Price for all such Mortgage Loans if at any time the aggregate Asset Value of the Mortgage Loans is less than the aggregate Purchase Price for all such Mortgage Loans.

“Defective Mortgage Loan”: A Mortgage Loan that is not in compliance with the Applicable Guide and this Agreement.

“Discount”: With respect to each Mortgage Loan, the amount set forth on such related Funding Confirmation as the Discount.

“Document File”: The Credit File and the Conduit Submission Package.

“Due Date”: The day of the month on which the Monthly Payment is due on a Mortgage Loan.

“Electronic Tracking Agreement”: The Electronic Tracking Agreement, dated as of the date hereof, among Purchaser, Seller, MERSCORP, Inc. and Mortgage Electronic Registration Systems, Inc.; provided that if no Mortgage Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“FHA”: The Federal Housing Administration.

“Funding Confirmation”: With respect to all Mortgage Loans purchased by Purchaser from Seller via a single wire funds transaction on a particular Business Day, the trade confirmation from Purchaser to Seller confirming the terms of Purchaser’s purchase of such Mortgage Loans.

“HUD”: The United States Department of Housing and Urban Development.

“Incremental Pass-Through Rate”: The amount by which the Pass-Through Rate is increased upon the occurrence of (i) a Commitment Expiration Date or (ii) any event giving Purchaser the right to elect a remedy pursuant to Section 3, which amount shall be set forth in a Funding Confirmation as the “Incremental Pass-Through Rate”.

“Interim Funder”: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS® System as the interim funder pursuant to the MERS Procedures Manual.

“Investor”: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS® System as the investor pursuant to the MERS Procedures Manual.

“Loan Purchase Detail”: A loan purchase detail, transmitted via Electronic Transmission in the appropriate data layout set forth on Exhibit A-1, prepared by Seller,

containing each data point set forth on Exhibit A or as may be requested by the Purchaser regarding the characteristics of all Mortgage Loans being offered for sale by Seller on a particular Business Day.

“Losses”: Any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees) incurred by any person specified; provided, however, that “Losses” shall not include any losses, claims, damages, liabilities or expenses which would have been avoided had such person taken reasonable actions to mitigate such losses, claims, damages, liabilities or expenses.

“MERS Designated Mortgage Loan”: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor and Interim Funder on the MERS® System.

“MERS Procedure Manual”: The MERS Procedures Manual attached as Exhibit B to the Electronic Tracking Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“MERS Report”: The schedule listing MERS Designated Mortgage Loans and other information prepared by the Electronic Agent pursuant to the Electronic Tracking Agreement.

“MERS® System”: The Electronic Agent’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Monthly Payment”: The scheduled monthly payment of principal and interest on a Mortgage Loan.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on an estate in fee simple in real property securing a Mortgage Note.

“Mortgage Loan”: A mortgage loan which is subject to this Agreement, and which satisfies the Commitment Requirements as the same may be modified from time to time.

“Mortgage Note”: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property”: The property subject to the lien of the Mortgage securing a Mortgage Note.

“Mortgagor”: The obligor on a Mortgage Note.

“NCUA”: The National Credit Union Administration, or any successor thereto.

“Original Mortgage Loan Purchase Agreement”: Shall have the meaning assigned to such term in the recitals hereof.

“OTS”: The Office of Thrift Supervision, or any successor thereto.

“Parent Company”: A corporation or other entity owning at least 50% of the outstanding shares of voting stock of Seller.

“Pass-Through Rate”: With respect to each Mortgage Loan, the rate at which interest is passed through to Purchaser which initially shall be the rate of interest specified on a Funding Confirmation as the Pass-Through Rate.

“Performance Fee”: With respect to each Mortgage Loan, an amount equal to the Discount less the Custodial Fee, plus the Yield Compensation Adjustment plus or minus any other adjustments permitted hereunder, which amount shall be payable to Seller by Purchaser as compensation to Seller for its services hereunder.

“Person”: Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Advice”: An approved purchase list delivered to Purchaser by the Takeout Investor via electronic or facsimile transmission, confirming the amount of Takeout Proceeds allocable to each Mortgage Loan purchased by Takeout Investor.

“Purchase Date”: With respect to any Mortgage Loan, the date of payment thereof by Purchaser to Seller of the Purchase Price.

“Purchase Price”: With respect to each Mortgage Loan, an amount equal to the Trade Principal less an amount equal to the product of the Trade Principal and the Discount. Accrued interest shall be allocated in accordance with Section 2(c).

“Purchaser”: UBS Warburg Real Estate Securities Inc. and its successors.

“Purchaser’s Wire Instructions to Seller”: The wire instructions, set forth in a notice delivered by Purchaser to Seller containing the information set forth in Exhibit D, to be used for the payment of all amounts due and payable to Purchaser hereunder.

“Qualified Insurer”: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac and GNMA.

“RTC”: The Resolution Trust Corporation or any successor thereto.

“Seller”: The Seller whose name is set forth on the cover page hereof, and its permitted successors hereunder.

“Seller’s Release”: A letter in the form of Exhibit C-1, delivered by Seller when no Warehouse has an interest in a Mortgage Loan, conditionally releasing all of Seller’s interest in a Mortgage Loan upon receipt of payment by Seller.

“Seller’s Wire Instructions”: The wire instructions, set forth in a letter in the form of Exhibit C-2, to be used for the payment of funds to Seller when no Warehouse Lender has an interest in the Mortgage Loans to which such payment relates.

“Servicing Rights”: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by Seller or any other Person for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller or any other Person thereunder; (e) escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by Seller or any other Person with respect thereto; and (f) all accounts and other rights to payment related to the Mortgage Loans.

“Settlement Date”: With respect to any Mortgage Loan, the date the allocable Pass-Through Rate shall cease to accrue upon payment by Takeout Investor to Purchaser of the Takeout Proceeds as confirmed by Purchaser’s receipt from Seller of the related Settlement Information in accordance with Section 3(a).

“Settlement Information”: The Purchase Advice or group of Purchase Advices which shall identify each Mortgage Loan by the Mortgagor’s name, and of which the aggregate disbursement amount equals the precise dollar amount of Takeout Proceeds to be received by Purchaser from Applicable Purchase Agreement and (ii) when applicable, a Takeout Proceeds Identification Letter.

“Subsidiary”: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Servicer”: An entity designated by Purchaser, in conformity with Section 16, to replace Seller as servicer for Purchaser.

“Takeout Commitment”: Commitment of Seller to sell one or more Mortgage Loans to Takeout Investor and of Takeout Investor to purchase one or more Mortgage Loans from Seller.

“Takeout Investor”: The applicable Conduit.

“Takeout Proceeds”: The amount of funds Takeout Investor pays to Purchaser on a particular Business Day as identified by the related Settlement Information.

“Takeout Proceeds Identification Letter”: A letter in the form of Exhibit K, delivered by Seller to Purchaser identifying Takeout Proceeds received by Purchaser from an Agency or Takeout Investor which funds do not relate to Mortgage Loans purchased by Purchaser from Seller.

“Third Party Underwriter”: Any third party, including but not limited to a mortgage loan pool insurer, who underwrites the Mortgage Loan(s) prior to the purchase by Purchaser.

“Third Party Underwriter’s Certificate”: A certificate issued by a Third Party Underwriter with respect to a Mortgage Loan, certifying that such Mortgage Loan complies with its underwriting requirements.

“Trade Price”: The trade price set forth on a Takeout Commitment.

“Trade Principal”: With respect to any Mortgage Loan, the outstanding principal balance of the Mortgage Loan multiplied by a percentage equal to the Trade Price.

“Transaction”: Any sale of a Mortgage Loan by Seller to Purchaser pursuant to a Funding Confirmation in accordance with this Agreement.

“UBSRES Purchase Program”: Purchaser’s Cash Window Funding Program, Conduit Funding Program, or MBS Swap Funding Program as applicable.

“VA”: The Department of Veterans Affairs.

“Warehouse Lender”: Any lender, including, without limitation, Purchaser, providing financing to the Seller in any fractional amount for the purpose of originating or purchasing Mortgage Loans which lender has a security interest in such Mortgage Loans as collateral for the obligations of Seller to such lender.

“Warehouse Lender’s Release”: A letter in the form of Exhibit B-1, from a Warehouse Lender to Purchaser, conditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon receipt of payment by Warehouse Lender.

“Warehouse Lender’s Wire Instructions”: The wire instructions, set forth in a letter in the form of Exhibit B-2, from a Warehouse Lender to Purchaser, setting forth wire instructions for all amounts due and payable to such Warehouse Lender hereunder.

“Withdrawal/Deposit Notice”: A notice, substantially in the form of Exhibit J, delivered by Seller to Purchaser, from time to time, in connection with withdrawals from and deposits to the Cash Account.

“Wire Fee”: For each disbursement relating to a Transaction, a fee payable to Purchaser by Seller as set forth in the Funding Confirmation.

“Yield Compensation Adjustment”: Subject to any further adjustment provided in this Agreement, an amount (which may be a negative number) equal to:

A(BC-DE)

360

where (i) A equals the number of days in the period beginning on the Purchase Date to but not including the Settlement Date, (ii) B equals the principal amount of the Mortgage Loan, (iii) C equals the interest rate (expressed as a decimal) on the Mortgage Loan, (iv) D equals the Purchase Price and (v) E equals the Pass-Through Rate (expressed as a decimal).

Section 2. Procedures for Purchases of Mortgage Loans. (a) (1) Purchaser may, in its sole discretion, from time to time, purchase one or more Mortgage Loans from Seller. Seller shall be deemed to make for the benefit of Purchaser, as of the applicable dates specified in Section 8, the representations and warranties set forth in Section 8 in respect of each such Mortgage Loan.

(a) (2) Prior to Purchaser’s election to purchase any Mortgage Loan, Purchaser shall have received from Seller (i) a Loan Purchase Detail, via Electronic Transmission, (ii) a MERS Report reflecting the Purchaser as Investor or Interim Funder for each MERS Designated Mortgage Loan and (iii) Custodian shall have received all applicable documents required by Section 2 of the Custodial Agreement. The terms and conditions of such purchase shall be set forth in this Agreement and in each Funding Confirmation.

(b) (1) If Purchaser elects to purchase any Mortgage Loan, Purchaser shall pay the amount of the Purchase Price for such Mortgage Loan by wire transfer of immediately available funds (i) if a Warehouse Lender’s Release has been included in the related Conduit Submission Package, in accordance with the Warehouse Lender’s Wire Instructions or (ii) if there is no Warehouse Lender’s Release included in the related Conduit Submission Package, in accordance with the Seller’s Wire Instructions. If Purchaser is the Warehouse Lender with respect to a Mortgage Loan, the amount transferred shall be reduced to account for amounts previously advanced by Purchaser with respect to such Mortgage Loan. With respect to each Mortgage Loan which Purchaser has elected to purchase, Custodian shall deliver to Takeout Investor the applicable portion of the Conduit Submission Package, in the manner and at the time set forth in the Custodial Agreement. Seller shall thereafter promptly deliver to Takeout Investor any and all additional documents requested by Takeout Investor to enable Takeout Investor to make payment to Purchaser of the Takeout Proceeds.

(b) (2) Simultaneously with the payment by Purchaser of the Purchase Price of a Mortgage Loan, in accordance with the Warehouse Lender’s Wire Instructions or the Seller’s Wire Instructions, as applicable, with respect to a Mortgage Loan, Seller hereby conveys to Purchaser all of Seller’s right, title and interest in and to such Mortgage Loan, free and clear of any lien, claim or encumbrance.

(c) With respect to each Mortgage Loan that Purchaser elects to purchase hereunder, Purchaser shall owe to Seller a Performance Fee. The Yield Compensation Adjustment component of the Performance Fee shall include an accrued interest calculation. Purchaser’s accrued interest calculation shall be identical to that of Takeout Investor, therefore the amount of accrued interest included in a settlement calculation will represent accrued interest paid to Purchaser and paid by Purchaser.

(d) Notwithstanding the satisfaction by Seller of the conditions specified in Section 2(a), Purchaser is not obligated to purchase any Mortgage Loan offered to it hereunder. In the event that Purchaser rejects a Mortgage Loan for purchase for any reason and/or does not transmit the Purchase Price, any Conduit Submission Package delivered to Custodian in anticipation of such purchase shall be returned by Custodian in accordance with the terms of the bailee letter under which it was received.

Section 2.1. Cash Account.

(a) Seller hereby authorizes and directs Purchaser to create the Cash Account. The Cash Account shall be held by Purchaser for Seller subject to the terms and conditions of this Agreement. Purchaser shall notify Seller, via electronic or facsimile transmission, of the Cash Account Balance on each Business Day when the Cash Account Balance is greater than zero and on each Business Day on which a Transaction occurs hereunder.

(b) Purchaser shall credit the Cash Account for (i) any deposits therein by Seller upon Seller’s written direction pursuant to a Withdrawal/Deposit Notice, (ii) any amounts due Seller and payable by Purchaser under any UBSRES Purchase Program to the extent not otherwise netted as described hereunder, (iii) any Cash Account Interest Accruals and (iv) any deposits by Seller hereunder.

(c) Purchaser shall debit the Cash Account for (i) any withdrawals therefrom by Seller upon Seller’s written direction pursuant to a Withdrawal/Deposit Notice, (ii) any amounts due Purchaser and payable by Seller under any UBSRES Purchase Program, (iii) any debit pursuant to a Cash Account Adjustment and (iv) any Wire Fees.

(d) Upon termination of this Agreement and payment in full of all obligations owing by Seller hereunder, under the Custodial Agreement [and under the Electronic Tracking Agreement,] Purchaser shall remit to Seller the Cash Account Balance.

Section 3. Sale of Mortgage Loans to Takeout Investor. (a)(1) Upon the sale to Takeout Investor of a Mortgage Loan previously purchased by Purchaser hereunder, Seller shall cause Takeout Proceeds relating to such Mortgage Loan to be paid to Purchaser in accordance with Purchaser’s Wire Instructions to Seller. Since a Takeout Investor or an Agency may aggregate Takeout Proceeds from several Mortgage Loans in one wire transfer, it may be necessary, from time to time, for Seller to cause a Takeout Investor or an Agency to also pay to Purchaser Takeout Proceeds relating to Mortgage Loans not purchased by Purchaser.

(a) (2) Upon receipt by Purchaser of any Takeout Proceeds, Purchaser will attempt to identify such Takeout Proceeds by reviewing the Settlement Information that has been supplied by Seller in advance of the purchase of Mortgage Loans by the Agency.

(a) (3) The Settlement Date will occur on the earliest date Settlement Information is made available by Seller to Purchaser, Purchaser will (i) place all unidentified Takeout Proceeds in a non-interest bearing account and (ii) continue to accrue interest at the Pass-Through Rate on all Mortgage Loans which relate to such unidentified Takeout Proceeds until the Settlement Date of such Mortgage Loans.

(a) (4) All Takeout Proceeds received by Purchaser from Takeout Investor after 3:00 P.M. New York City time on a Business Day (or at any time on a day which is not a Business Day) shall be deemed, with regard to determining the Settlement Date, received by Purchaser on the next succeeding Business Day.

(b) (1) If any Mortgage Loan is rejected by Takeout Investor because it is a Defective Mortgage Loan, Seller shall promptly notify Purchaser. If any Mortgage Loan is a Defective Mortgage Loan on the Purchase Date and in Purchaser’s sole judgement the defects in such Mortgage Loan will not be cured (or in fact are not cured) by Seller prior to the Commitment Expiration Date, the Pass-Through Rate applicable to such Defective Mortgage Loan shall, on such Commitment Expiration Date, increase by the Incremental Pass-Through Rate and Purchaser, at its election, may require that Seller, upon receipt of notice from Purchaser, immediately repurchase Purchaser’s ownership interest in such Defective Mortgage Loan by remitting to Purchaser (in immediately available funds in accordance with Purchaser’s instructions) the amount paid by Purchaser for such Defective Mortgage Loan plus interest at the Pass-Through Rate on the principal amount thereof from the Purchase Date of such Mortgage Loan to the date of such repurchase. If at any time prior to the repurchase of a Defective Mortgage Loan by Seller or the purchase of a Mortgage Loan by Takeout Investor, Seller receives the Mortgage Note or any other portion of the Conduit Submission Package, Seller shall promptly forward such Mortgage Note and/or other portion of the Conduit Submission Package to Purchaser.

(b) (2) If Seller fails to comply with its obligations in the manner described in Section 3(b)(1), upon receipt by Seller of notice from Purchaser, Seller’s rights and obligations to service Mortgage Loans, as provided in this Agreement, shall terminate. If an Act of Insolvency occurs at any time, Seller’s rights and obligations to service the Mortgage Loans, as provided in this Agreement, shall terminate immediately, without any notice or action by Purchaser. Upon any such termination, Purchaser is hereby authorized and empowered as the exclusive agent for Seller to sell and transfer such rights to service the Mortgage Loans for such price and on such terms and conditions as Purchaser shall reasonably determine, and Seller shall not otherwise attempt to sell or transfer such rights to service without the prior consent of Purchaser. Seller shall perform all acts and take all action so that all files and documents relating to the Mortgage Loans held by Seller, together with all escrow amounts relating to such Mortgage Loans, are delivered to Successor Servicer. To the extent that the approval of a Third Party Underwriter or any other person is required for any such sale or transfer, Seller shall fully cooperate with Purchaser to obtain such approval. Upon exercise by Purchaser of its remedies under this Section 3(b)(2), Seller hereby authorizes Purchaser to receive all amounts paid by any purchaser of such rights to service the Mortgage Loans and to remit such amounts to Seller subject to Purchaser’s rights of set-off under this Agreement. Upon exercise by Purchaser of its remedies under this Section 3(b)(2), Purchaser’s obligation to pay and Seller’s right to receive any portion of the Performance Fee relating to such Mortgage Loans shall automatically be canceled and become null and void, provided that such cancellation shall in no way relieve Seller or otherwise affect the obligation of Seller to indemnify and hold Purchaser harmless as specified in Section 3(c).

(b) (3) Each Mortgage Loan required to be delivered to Successor Servicer by Section 3(b)(2) shall be delivered free of any servicing rights in favor of Seller and free of any title, interest, lien, encumbrance or claim of any kind of Seller. Seller shall deliver or cause to be delivered all files and documents relating to each Mortgage Loan held by Seller to Successor Servicer. Seller shall promptly take such actions and furnish to Purchaser such documents that Purchaser deems necessary or appropriate to enable Purchaser to cure any defect in each such Mortgage Loan or to enforce such Mortgage Loans, as appropriate.

(c) Seller agrees to indemnify and hold Purchaser and its assignees harmless from and against all Losses resulting from or relating to any breach or failure to perform by Seller of any representation, warranty, covenant, term or condition made or to be performed by Seller under this Agreement.

(d) No exercise by Purchaser of its rights under this Section 3 shall relieve Seller of responsibility or liability for any breach of this Agreement.

(e) Seller hereby grants Purchaser a right of set-off against the payment of any amounts that may be due and payable to Purchaser from Seller, such right to be upon any and all monies or other property of Seller held or received by Purchaser, or due and owing from Purchaser to Seller.

Section 4. Servicing of the Mortgage Loans. (a) It is expressly acknowledged that the Servicing Rights relating to each Mortgage Loan purchased by Purchaser hereunder have been sold, assigned, and transferred by Seller to Purchaser along with such Mortgage Loan. Seller shall service and administer each Mortgage Loan on behalf of Purchaser on an interim basis in accordance with accepted and prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry for the same type of mortgage loans as the Mortgage Loans and in a manner at least equal in quality to the servicing the Seller provides for mortgage loans which it owns and in accordance with the requirements of the Takeout Investor as though the Takeout Investor’s requirements were set forth in an independent contract between Seller and Purchaser, provided that Seller shall at all times comply with applicable law and the requirements of any applicable insurer or guarantor so that the insurance and any applicable guarantee in respect of any Mortgage Loan is not voided or reduced. Seller shall at all times maintain accurate and complete records of its servicing of each Mortgage Loan, and Purchaser may, at any time during Seller’s business hours, on reasonable notice, examine and make copies of such records. On the 2nd day of each calendar month, or at any other time upon Purchaser’s request Seller shall deliver to Purchaser reports regarding the status of each Mortgage Loan in accordance with Section 9(l) and Section 9(m), which shall include, with respect to any MERS Designated Mortgage Loan, MERS Reports, and any circumstances that could materially adversely affect any such Mortgage Loan, Purchaser’s ownership of any such Mortgage Loan or the collateral securing any such Mortgage Loan. The Seller agrees and acknowledges that Purchaser may, at any time, terminate the servicing of the Mortgage Loans by Seller and transfer servicing to another Person on such date as Purchaser may determine in its sole discretion. In the event that anything in this Agreement is interpreted as constituting one or more interim servicing contracts, each such servicing contract shall terminate automatically upon the earlier of (i) the repurchase of a Mortgage Loan by the Seller or (ii) the Purchaser’s notice to Seller directing Seller to transfer servicing (provided, Seller’s obligations as set forth herein to cooperate in the transfer of such servicing shall not terminate until such servicing has actually been transferred in full).

(b) Within two Business Days of notice from Purchaser or with respect to each Mortgage Loan, on the Commitment Expiration Date:

(i) Seller shall establish and maintain a Custodial Account entitled “Crescent Mortgage Services, Inc.,” in trust for UBS Warburg Real Estate Securities Inc. and its assignees under the Amended and Restated Mortgage Loan Purchase Agreement dated January 31, 2003 and shall promptly deposit into such Custodial Account, in the form received with any necessary endorsements, all collections received in respect of each Mortgage Loan that are payable to Purchaser as the owner of each such Mortgage Loan; and

(ii) at the Purchaser’s sole option, upon written notice from the Purchaser, the Seller shall transfer servicing of the Mortgage Loans to a Successor Servicer designated by the Purchaser.

(c) Amounts deposited in the Custodial Account with respect to any Mortgage Loan shall be held in trust for Purchaser as the owner of such Mortgage Loan and shall be released only as follows:

(i) Except as otherwise provided in this Section 4(c), following receipt by Purchaser or its designee of the Takeout Proceeds for such Mortgage Loan from Takeout Investor or Seller amounts deposited in the Custodial Account shall be paid in accordance with Section 2(c). Notwithstanding the foregoing, all amounts deposited in the Custodial Account shall be paid to Seller upon the purchase by Takeout Investor of the related Mortgage Loan(s) from Purchaser if, and to the extent that, the amounts due and payable to Purchaser hereunder have been set off against the Purchase Price for the Mortgage Loan or the Performance Fee relating to the Mortgage Loan. The amounts paid to Seller (if any) pursuant to this Section 4(c)(1) shall constitute Seller’s sole compensation for servicing the Mortgage Loans as provided in this Section 4.

(ii) If a Successor Servicer is appointed by Purchaser (either under the circumstances set forth in clause (b)(ii) above, or otherwise), all amounts deposited in the Custodial Account shall be paid to Purchaser promptly upon such delivery.

(iii) During the period that Seller acts as servicer, all amounts deposited in the Custodial Account shall be released only in accordance with Purchaser’s written instructions.

(iv) With respect to a Cash Window Transaction, if a Mortgage Loan is not purchased by the Agency on or before the Cure Expiration Date, during the period thereafter that Seller acts as servicer, all amounts deposited in the Custodial Account shall be released only in accordance with Purchaser’s written instructions.

(d) In the event the Seller or its Affiliate is servicing the Mortgage Loans, the Seller shall permit the Purchaser to inspect the Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Purchaser that the Seller or its Affiliate, as the case may be, has the ability to service the Mortgage Loans as provided in this Agreement.

(e) If the servicer of the Mortgage Loans is Seller or the servicer is an Affiliate of Seller, Seller shall provide to Purchaser a letter from Seller or such Affiliate, as the case may be, to the effect that upon 1 day’s notice from Purchaser, Seller’s rights and obligations to service the Mortgage Loans shall terminate immediately, without any further notice or action by Purchaser and Seller shall transfer servicing to Purchaser’s designee, at no cost or expense to the Purchaser, it being agreed that the Seller will pay any and all fees required to terminate the Servicing Agreement and to effectuate the transfer of servicing to the designee of the Purchaser.

Section 5. Trade Assignments. Seller hereby assigns to Purchaser, free of any security interest, lien, claim or encumbrance of any kind, Seller’s rights, under each Takeout Commitment to the full extent permitted by Takeout Investor, to deliver the Mortgage Loan(s) specified therein to Takeout Investor and to receive the Takeout Proceeds therefor from Takeout Investor. Purchaser shall not be deemed to have accepted such rights of Seller which relate to a particular Mortgage Loan unless and until it purchases the Mortgage Loan, and nothing set forth herein shall be deemed to impair Purchaser’s right to reject any Mortgage Loan for any reason, in its sole discretion.

Section 6. Transfers of Mortgage Loans by Purchaser. Purchaser may, in its sole discretion, assign all of its right, title and interest in or grant a security interest in any Mortgage Loan sold by Seller hereunder and all rights of Purchaser under this Agreement and the Custodial Agreement, in respect of such Mortgage Loan to Assignee, subject only to an obligation on the part of Assignee to deliver each such Mortgage Loan to Takeout Investor pursuant to Section 5 or to Purchaser to permit Purchaser or its designee to make delivery thereof to Takeout Investor pursuant to Section 5. It is anticipated that such assignment to Assignee will be made by Purchaser, and Seller hereby irrevocably consents to such assignment. No notice of such assignment shall be given by Purchaser to Seller or Takeout Investor. Assignment by Purchaser of the Mortgage Loans as provided in this Section 6 shall not release Purchaser from its obligations otherwise under this Agreement.

Without limitation of the foregoing, an assignment of a Mortgage Loan to Assignee, as described in this Section 6, shall be effective upon delivery to Assignee of a Conduit Submission Package.

Section 7. Record Title to Mortgage Loans; Intent of Parties; Security Interest. (a) From and after the delivery of the related Conduit Submission Package, and subject to the remedies of Purchaser in Section 3, Seller shall remain the last named payee or endorsee of each Mortgage Note and the mortgagee or assignee of record of each Mortgage (except with respect to a MERS Designated Mortgage Loan) in trust for the benefit of Purchaser, for the sole purpose of facilitating the servicing of such Mortgage Loan.

(b) Seller shall maintain a complete set of books and records for each Mortgage Loan which shall be clearly marked to reflect the ownership interest in each Mortgage Loan of Purchaser and with respect to each MERS Designated Mortgage Loan, Seller shall designate the Purchaser as the Investor and Interim Funder on the MERS® System.

(c) Purchaser and Seller confirm that the transactions contemplated herein are intended to be sales of the Mortgage Loans by Seller to Purchaser rather than borrowings secured by the Mortgage Loans. In the event, for any reason, any transaction is construed by any court or regulatory authority as a borrowing rather than as a sale, the Seller and Purchaser intend that Purchaser or Assignee, as the case may be, shall have a perfected first priority security interest in the Mortgage Loans (including all servicing rights related thereto), any Custodial Accounts, the Takeout Commitments and the proceeds of any and all of the foregoing and, free and clear of adverse claims (collectively, the “Mortgage Collateral”). In such case, Seller shall be deemed to have hereby granted to Purchaser or Assignee, as the case may be, a first priority security interest in and lien upon the Mortgage Collateral, free and clear of adverse claims. In such event, this Agreement shall constitute a security agreement, the Custodian shall be deemed to be an independent custodian for purposes of perfection of the security interest granted to Purchaser or Assignee, as the case may be, and Purchaser or Assignee, as the case may be, shall have all of the rights of a secured party under applicable law. Seller shall, not later than the date of the first purchase of a Mortgage Loan by Purchaser under this Agreement, deliver to Purchaser a UCC-1 Financing Statement, executed by Seller, containing a description of the Mortgage Collateral in the form attached hereto in Exhibit E.

(d) Seller acknowledges that Purchaser’s purchase of Mortgage Loan hereunder will be based in part on the existence of one or more Takeout Commitments with respect to such Mortgage Loans, Seller’s representations and warranties with respect to such Takeout Commitments and the related Takeout Investors and Seller’s covenants with respect to such Takeout Commitments and Takeout Investors. In order to secure Seller’s obligations with respect thereto, and as a condition to Purchaser’s purchase of any Mortgage Loans hereunder, Seller hereby grants to Purchaser a first priority perfected security interest in and lien upon the Collateral, free and clear of adverse claims. If at any time there exists a Defect Amount, then Seller shall deliver to the Purchaser cash or United States Treasury obligations approved by the Purchaser in an amount equal to the Defect Amount as security for its obligations hereunder. If Purchaser delivers notice of the existence of such Defect Amount (a “Defect Notice”) to Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall deliver to Purchaser an amount equal to the Defect Amount no later than 5:00 p.m. (New York City time) on such Business Day. In the event Purchaser delivers a Defect Notice to Seller after 10:00 a.m. (New York City time) on any Business Day, then such Defect Notice shall be deemed to have been delivered on the following Business Day and Seller shall be required to deliver to Purchaser an amount equal to the Defect Amount no later than 5:00 p.m. (New York City time) on such subsequent Business Day. At such time as a Defect Amount ceases to exist or Seller has delivered cash or United States Treasury obligations in an amount in excess of such Defect Amount to Purchaser (such amounts the “Repurchase Excesses”) pursuant to this Section 7(d), Purchaser shall remit to Seller such Repurchase Excesses. In the event Purchaser determines that Seller fails to perform in any material respect any of its obligations with respect to any Takeout Commitment or Takeout Investor, or any of Seller’s representations, warranties or covenants with respect thereto, Purchaser shall have all rights and remedies available to it with respect to the Collateral under applicable law. In addition to any rights and remedies of the Purchaser provided by this Agreement and by law, Purchaser shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Purchaser or any Affiliate thereof to or for the credit or the account of the Seller.

Section 8. Representations and Warranties. (a) Seller hereby represents and warrants to Purchaser as of the date hereof and as of the date of each delivery of a Conduit Submission Package that:

(i) Seller is duly organized, validly existing and in good standing under the laws of the state of its organization or of the United States of America and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the state where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Seller. Seller has all requisite power and authority (including, if applicable, corporate power) to execute and deliver this Agreement, the Electronic Tracking Agreement and the Custodial Agreement and to perform in accordance herewith and therewith; the execution, delivery and performance of this Agreement, the Electronic Tracking Agreement and the Custodial Agreement (including all instruments of transfer to be delivered pursuant to this Agreement, the Electronic Tracking Agreement or the Custodial Agreement) by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized. Each of this Agreement, the Electronic Tracking Agreement and the Custodial Agreement evidences the valid, binding and enforceable obligation of Seller and all requisite action (including, if applicable, corporate action) has been taken by Seller to make this Agreement, the Electronic Tracking Agreement and the Custodial Agreement valid and binding upon Seller in accordance with its terms;

(ii) No approval of the transactions contemplated by this Agreement, the Electronic Tracking Agreement or the Custodial Agreement from the OTS, the NCUA, the FDIC or any similar federal or state regulatory authority having jurisdiction over Seller is required, or if required, such approval has been obtained. The transfers, assignments and conveyances provided for herein and therein are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(iii) The consummation of the transactions contemplated by this Agreement, the Electronic Tracking Agreement and the Custodial Agreement are in the ordinary course of business of Seller and will not result in the breach of any term or provision of the charter or by-laws of Seller or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, an agreement, indenture or loan or credit agreement or other instrument to which

Seller or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject;

(iv) This Agreement, the Custodial Agreement, the Electronic Tracking Agreement and every document to be executed by Seller pursuant hereto and thereto is and will be valid, binding and a subsisting obligation of Seller, enforceable in accordance with its respective terms. No consents or approvals are required to be obtained by Seller or its Parent Company for the execution, delivery and performance of this Agreement, the Electronic Tracking Agreement or the Custodial Agreement by Seller;

(v) Purchaser will be the sole owner of the related Mortgage Loan, free and clear of any lien, claim or encumbrance;

(vi) All information relating to Seller that Seller has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Electronic Tracking Agreement, the Custodial Agreement or Seller’s financial statements, and all such information hereafter furnished by Seller, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Seller has disclosed in writing any and all facts relating to Seller that materially and adversely affect or may affect the business operations or financial condition of Seller or the ability of Seller to perform its obligations under this Agreement, the Electronic Tracking Agreement or the Custodial Agreement;

(vii) There are no actions, suits or proceedings pending, or to the knowledge of Seller threatened, including any claims for which an action, suit or proceeding has not been commenced, against or affecting Seller or any of its assets in any court or before any arbitrator or before any governmental commission, board, bureau or other administrative agency that, in any such case, if adversely determined, would have a material adverse effect on the financial condition or business of Seller or the ability of Seller to perform under this Agreement, the Electronic Tracking Agreement, each Funding Confirmation and the Custodial Agreement;

(viii) If applicable with respect to each Mortgage Loan sold hereunder, Seller (and each servicer) is approved by GNMA as an approved issuer, Fannie Mae as an approved lender, Freddie Mac as an approved seller/servicer (as the case may be) and by FHA as an approved mortgagee and by VA as an approved VA lender, in each case in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred or Seller (or any subservicer) having any reason whatsoever to believe or suspect will occur prior to the purchase of the Mortgage Loan by the related Agency, including without limitation a change in insurance coverage which would either make Seller (or any servicer) unable to comply with the eligibility requirements for maintaining all such Agency Approvals or require notification to the relevant Agency or to HUD, FHA or VA. Should Seller (or any servicer), for any reason, cease to possess all such Agency Approvals, or should notification to the relevant Agency or to HUD, FHA or VA be required, Seller shall so notify Purchaser immediately in writing.

Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its (and each servicer’s) Agency Approvals at all times during the term of this Agreement. Seller (and any servicer) has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices;

(ix) The Custodian is an eligible custodian under the Agency Guide and Agency Program;

(x) Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it or any of its Subsidiaries, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate;

(xi) Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended;

(xii) Upon the filing of financing statements on Form UCC-1 naming Purchaser as “Secured Party”, Seller as “Debtor” and describing the Collateral, in the jurisdictions and recording offices listed on Exhibit E attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code;

(xiii) As of the date hereof, and during the four months immediately preceding the date hereof, Seller’s chief executive office, is, and has been located at 115 Perimeter Center Place, Suite 285, Atlanta, Georgia 30346. As of the date hereof, Seller’s jurisdiction of organization is Georgia;

(xiv) As of the date hereof, with respect to the Original Mortgage Loan Purchase Agreement, no default has occurred and is continuing thereunder and there is no breach of a representation and warranty thereunder.

(b) Seller hereby represents, warrants and covenants to Purchaser with respect to each Mortgage Loan as of the related Purchase Date each of the representations and warranties set forth on Schedule I hereto is true and correct in all respects;

The representations and warranties of Seller in this Section 8 are unaffected by and supersede any provision in any endorsement of any Mortgage Loan or in any assignment with respect to such Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty. With respect to each Mortgage Loan purchased by Purchaser hereunder, to the extent that any representation or warranty made by Seller is either not required by Takeout Investor or is waived by Takeout Investor, Purchaser hereby agrees to waive such representation or warranty if such Mortgage Loan is purchased by Takeout Investor from Purchaser, in accordance with the terms of the related Takeout Commitment.

Section 9. Covenants of Seller. Seller hereby covenants and agrees with Purchaser as follows:

(a) Seller shall deliver to Purchaser:

(i) Within one hundred twenty (120) days after the end of each fiscal year of Seller, consolidated balance sheets of Seller and its consolidated subsidiaries and the related consolidated statements of income showing the financial condition of Seller and its consolidated subsidiaries as of the close of such fiscal year and the results of operations during such year, and a consolidated statement of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year, all the foregoing consolidated financial statements to be reported on by, and to carry the report (acceptable in form and content to Purchaser) of an independent public accountant of national standing acceptable to Purchaser;

(ii) Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Seller, unaudited consolidated balance sheets and consolidated statements of income, all to be in a form acceptable to Purchaser, showing the financial condition and results of operations of Seller and its consolidated subsidiaries on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of Seller (acceptable to Purchaser) as presenting fairly the financial position and results of operations of Seller and its consolidated subsidiaries and as having been prepared in accordance with generally accepted accounting principles consistently applied, in each case, subject to normal year-end audit adjustments;

(iii) Within 20 days after the end of each of the first eleven months of each fiscal year of such Seller, unaudited consolidated balance sheets and consolidated statements of income, all to be in a form acceptable to Purchaser, showing the financial condition and results of operation of such Seller and its consolidated subsidiaries on a consolidated basis as of the end of each such month and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of such Seller (acceptable to Purchaser) as presenting fairly the financial position and results of operations of such Seller and its consolidated subsidiaries and as having been prepared in accordance with generally accepted accounting principles consistently applied, in each case, subject to normal year-end audit adjustments;

(iv) Promptly upon receipt thereof, a copy of each other report submitted to Seller by its independent public accountants in connection with any annual, interim or special audit of Seller;

(v) Promptly upon becoming aware thereof, notice of (1) the commencement of, or any determination in, any legal, judicial or regulatory proceedings, (2) any dispute between Seller or its Parent Company and any governmental or regulatory body, (3) any event or condition, which, in any case of (1) or (2) if adversely determined, would have a material adverse effect on (A) the validity or enforceability of this Agreement, (B) the financial condition or business operations of Seller, or (C) the ability of Seller to fulfill its obligations under this Agreement or (4) any material adverse change in the business, operations, prospects or financial condition of Seller, including, without limitation, the insolvency of Seller or its Parent Company;

(vi) Promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by its Parent Company, Seller or any of Seller’s consolidated subsidiaries in a general mailing to their respective stockholders and of all reports and other material (including copies of all registration statements under the Securities Act of 1933, as amended) filed by any of them with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission;

(vii) Promptly upon becoming available, copies of any press releases issued by its Parent Company or Seller and copies of any annual and quarterly financial reports and any reports on Form H-(b) 12 which its Parent Company or Seller may be required to file with the OTS or the RTC or comparable reports which a Parent Company or Seller may be required to file with the FDIC or any other federal banking agency containing such financial statements and other information concerning such Parent Company’s or Seller’s business and affairs as is required to be included in such reports in accordance with the rules and regulations of the OTS, the RTC, the FDIC or such other banking agency, as may be promulgated from time to time;

(viii) Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of its Parent Company, Seller or any of Seller’s consolidated subsidiaries as Purchaser may request;

(ix) Prior to the date of any purchase of a Mortgage Loan by Purchaser hereunder, a copy of (1) the articles of incorporation of Seller and any amendments thereto certified by the Secretary of State of Seller’s state of incorporation, (2) a copy of Seller’s by-laws, together with any amendments thereto, (3) a copy of the resolutions adopted by Seller’s Board of Directors authorizing Seller to enter into this Agreement, the Electronic Tracking Agreement and the Custodial Agreement and authorizing one or more of Seller’s officers to execute the documents related to this Agreement, the Electronic Tracking Agreement and the Custodial Agreement, (4) a certificate of incumbency and signature of each officer of Seller executing any document in connection with this Agreement, the Electronic Tracking Agreement and the Custodial Agreement; (5) a certificate reflecting each Authorized Signatory of the Seller, in the form of Exhibit F hereto and (6) an opinion of counsel to Seller, in the form of Exhibit G hereto; and

(x) On or before the date hereof, a copy of an opinion of counsel to Seller in the form of Exhibit G hereto.

(b) The consideration received by the Seller upon the sale of each Mortgage Loan will constitute reasonably equivalent value and fair consideration for the ownership interest in the Mortgage Loan.

(c) Neither the Seller nor any affiliate thereof will acquire at any time any Mortgage Loan or any other economic interest in or obligation with respect to any Mortgage Loan.

(d) Under generally accepted accounting principles (“GAAP”) and for federal income tax purposes, the Seller will report each sale of a Mortgage Loan to the Purchaser as a sale of the ownership interest in the Mortgage Loan. The Seller has been advised by or has confirmed with its independent public accountants that the foregoing transactions will be so classified under GAAP.

(e) The Seller will be solvent at all relevant times prior to, and will not be rendered insolvent by, any sale of a Mortgage Loan to the Purchaser.

(f) The Seller will not sell any Mortgage Loan to the Purchaser with any intent to hinder, delay or defraud any of the Seller’s creditors.

(g) Seller shall comply, in all material respects, with all laws, rules and regulations to which it is or may become subject.

(h) Seller shall, upon request of Purchaser, promptly execute and deliver to Purchaser all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser may require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.

(i) Seller shall ensure that all Takeout Proceeds paid by Takeout Investor resulting from Takeout Commitments that relate to Mortgage Loans purchased by Purchaser pursuant to the terms of this Agreement are paid to Purchaser by Takeout Investor in accordance with Purchaser’s Wire Instructions to Seller.

(j) The consideration received by Seller upon sale of each Mortgage Loan will constitute reasonably equivalent value and fair consideration for the Mortgage Loan.

(k) The Seller acknowledges that the Purchaser has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice to the Seller, the Purchaser or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such

Mortgage Loans in possession, or under the control, of the Seller and/or Custodian. The Seller also shall make available to the Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and Mortgage Loans. The Seller and Purchaser further agree that all out-of-pocket costs and expenses incurred by the Purchaser in connection with the Purchaser’s activities pursuant to this Section 9(k) shall be paid for by the Seller, provided that, Purchaser shall pay any such costs if such due diligence is conducted more often than two (2) times in a calendar year.

(l) Seller shall provide Purchaser with a monthly report, which report shall include, among other items, a summary of the Seller’s delinquency and loss experience with respect to mortgage loans serviced by the Seller, any Servicer or any designee of either, with respect to any MERS Designated Mortgage Loan, MERS Reports, plus any such additional reports as Purchaser may reasonably request with respect to the Seller’s or any Servicer’s servicing portfolio or pending originations of mortgage loans. Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Purchaser.

(m) On the second Business Day of each month, Seller shall furnish to Purchaser or shall cause the Servicer to furnish to Purchaser, a remittance report, in hard copy and electronic format acceptable to Purchaser, containing information regarding funds collected during the prior calendar month. This report shall contain the following information:

(i) Mortgage Loan number;

(ii) Note Rate;

(iii) Remittances allocable to principal and interest;

(iv) Paid through date;

(v) Mortgage Loan balance;

(vi) Delinquency status;

(vii) Whether the Mortgaged Property is in foreclosure or has become an real state owned property;

(viii) Whether any Mortgagor is the subject of any bankruptcy action; and

(ix) Any other information that Purchaser may reasonably request.

(n) Seller shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(o) Seller covenants and agrees to take all actions required of it in compliance with the terms of the Electronic Tracking Agreement.

Section 10. Confidentiality. Seller hereby acknowledges and agrees that (i) all written or computer-readable information provided by Purchaser to Seller regarding Purchaser and (ii) the terms of this Agreement (the “Purchaser Confidential Information”), shall be kept confidential and each of their respective contents will not be divulged to any party without Purchaser’s consent except to the extent that (i) Seller deems appropriate to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any portion of Purchaser Confidential Information is in the public domain other than due to a breach of this covenant, (iii) Seller deems appropriate in connection with exercising any or all of Seller’s rights or remedies or complying with any obligations under this Agreement.

Section 11. Term. This Agreement shall continue in effect until terminated as to future transactions by written instruction signed by either Seller or Purchaser and delivered to the other, provided that no termination will affect the obligations hereunder as to any of the Mortgage Loans with respect to which Conduit Submission Packages have been delivered to Custodian pursuant to the terms of this Agreement or the Custodial Agreement.

Section 12. Exclusive Benefit of Parties; Assignment. This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assigns and shall not be deemed to give any legal or equitable right to any other person, including the Custodian. Except as provided in Section 6, no rights or obligations created by this Agreement may be assigned by any party hereto without the prior written consent of the other parties.

Section 13. Amendments; Waivers; Cumulative Rights. This Agreement may be amended from time to time only by written agreement of Seller and Purchaser. Any forbearance, failure or delay by either party in exercising any right, power or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by Purchaser of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of Purchaser shall continue in full force and effect until specifically waived by Purchaser in writing. No right, power or remedy shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred hereby or hereafter available at law or in equity or by statute or otherwise.

Section 14. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 15. Effect of Invalidity of Provisions. In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws rules.

Section 17. Notices. Any notices, consents, elections, directions and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given when telecopied or delivered by overnight courier to, personally delivered to, or on the third day following the placing thereof in the mail, first class postage prepaid to, the respective addresses set forth on the cover page hereof for Seller and Purchaser, or to such other address as either party shall give notice to the other party pursuant to this Section 17. Notices to Assignee shall be given to such address as Assignee shall provide to Seller in writing.

Section 18. Entire Agreement. This Agreement, the Funding Confirmations and the Custodial Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements between them, oral or written, of any nature whatsoever with respect to the subject matter hereof.

Section 19. Costs of Enforcement. In addition to any other indemnity specified in this Agreement, in the event of a breach by Seller of this Agreement, the Custodial Agreement or a Takeout Commitment, Seller agrees to pay the reasonable attorneys’ fees and expenses of Purchaser and, when applicable, Assignee incurred as a consequence of such breach.

Section 20. Consent to Service. Each party irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given in or pursuant to Section 16.

Section 21. Construction. The headings in this Agreement are for convenience only and are not intended to influence its construction. References to Sections, Exhibits, Schedules and Annexes in this Agreement are to the Sections of, and Exhibits, Schedules and Annexes to this Agreement. The Exhibits are part of this Agreement, and are incorporated herein by reference. The singular includes the plural, the plural the singular, and the words “and” and “or” are used in the conjunctive or disjunctive as the sense and circumstances may require.

Section 22. Effect of Amendment and Restatement. Upon the execution of this Agreement by all parties hereto and the delivery of the opinion required by Section 9(a)(x), the Original Mortgage Loan Purchase Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (a) the liens and security interests granted under the Original Mortgage Loan Purchase Agreement are in full force and effect and, upon the amendment and restatement of the Original Mortgage Loan Purchase Agreement and the related documents, such liens and security interests secure and continue to secure the payment and performance of Seller’s obligations under this Agreement and the related documents, and (b) upon the effectiveness of such amendment and restatement, all outstanding Mortgage Loans under, and as defined in, the Original Mortgage Loan Agreement, shall be deemed to be outstanding as Mortgage Loans hereunder mutatis mutandis, in each case on the terms and conditions set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF Purchaser and Seller have duly executed this Agreement as of the date and year set forth on the cover page hereof.

UBS WARBURG REAL ESTATE SECURITIES INC.

By:	/s/ GEORGE A. MANGIARACINA
Name:	George A. Mangiaracina
Title:	Executive Director

By:	/s/ ROBERT CARPENTER
Name:	Robert Carpenter
Title:	Director

CRESCENT MORTGAGE SERVICES, INC.

By:	/s/ MICHAEL P. LEDDY
Name:	Michael P. Leddy
Title:	Executive Vice President
Address:	(if different from cover page):

SCHEDULE I

REPRESENTATIONS AND WARRANTIES

EXHIBIT A

UBS WARBURG REAL ESTATE SECURITIES INC.

CONDUIT LOAN PURCHASE DETAIL

1.	Mortgage Loan Number

2.	Mortgagor’s Name (including first name)

3.	Property Street Address

4.	Property City

5.	Property State

6.	Property Zip

7.	The occupancy status of the Mortgaged Property at the time of origination (Owner Occupied)

8.	The Mortgage Loan Purpose Type (i.e., purchase, rate and term refinance, equity takeout refinance)

9.

A code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a townhouse, a unit in a highrise or low-rise condominium project or a unit in a planned unit development, manufactured housing

10.	Documentation Style (i.e., full, alternative, or reduced stated income)

11.	Note Date

12.	Current Interest Rate

13.	Original Loan Balance

14.	Current Loan Balance

15.	Original Appraisal Value

16.	Amount which the borrower paid for Property

17.	Loan To Value Ratio at origination

18.	Combined Loan To Value ratio at origination

19.	A code indicating the type of Mortgage Loan (e.g., Jumbo Mortgage Loan, Alt-A Mortgage Loan, Wet-Ink Mortgage Loan)

20.	A code indicating whether the loan is an FHA, VA or conventional Mortgage Loan

21.	A code indicating whether the loan is an adjustable rate or fixed rate Mortgage Loan

22.	Balloon Flag

23.	A code indicating the lien status of the Mortgage Loan

24.	Number of Units for the Mortgaged Property

25.	With respect to each adjustable rate Mortgage Loan, the Index Code

26.	With respect to each adjustable rate Mortgage Loan, the Gross Margin

27.	Next Interest Rate adjustment date

28.	Next Payment Change Date

29.	With respect to each adjustable rate Mortgage Loan, the interest rate adjustment frequencies

30.	With respect to each adjustable rate Mortgage Loan, the Payment Adjustment Frequency

31.	For each adjustable rate Mortgage Loan, the Mortgage Interest Rate adjustment cap at all subsequent interest rate adjustment dates

32.	Periodic Payment Cap Percentage

33.	With respect to each adjustable rate Mortgage Loan, the lifetime mortgage interest rate cap

34.	With respect to each adjustable rate Mortgage Loan, the lifetime mortgage interest rate floor

35.	The primary mortgage insurance certificate number; a code indicating the method of payment for mortgage insurance premiums and cost (Lender Paid PMI), if applicable

36.	Lender or Borrower

37.	PMI Coverage Amount

38.	A code indicating whether the Mortgage Loan has a prepayment penalty

39.	A code indicating the prepayment penalty terms and the prepayment penalty amount of the Mortgage Loan, if any

40.	A code indicating if the Mortgage Loan is a Section 32 Loan

41.	Loans #/Credit Grade

42.	The Mortgagor’s credit risk score (FICO score)

43.	The debt-to income Ratio

44.	Requested Disbursement Amount

45.	MIN Number

46.	Escrow Agent Wire Instructions, if applicable

47.	Takeout Investor

48.	Takeout Investor Address

49.	Term in Months

50.	First Payment Date

51.	Takeout Price

52.	Commitment Number

53.	Expiration Date

54.	Ship Date

; provided, that if such Mortgage Loan has previously been purchased by the Purchaser hereunder or under a Repurchase Agreement between Seller and Purchaser, the seller shall provide only the following data points on the Purchase Detail:

1.	Mortgage Loan Number

2.	Mortgagor’s Name

3.	Original Loan Balance

4.	Current Loan Balance

5.	Takeout Investor

6.	Takeout Investor Address

7.	Takeout Price

8.	Commitment Number

9.	Expiration Date

10.	Ship Date

EXHIBIT B-1

[WAREHOUSE LENDER’S RELEASE]

UBS Warburg Real Estate Securities Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

We hereby release all right, interest or claim of any kind, including any security interest or lien, with respect to the mortgage loan(s) referenced below, such release to be effective automatically without any further action by any party, upon receipt, in one or more installments, from UBS Warburg Real Estate Securities Inc., in accordance with the wire instructions which we delivered to you in a letter dated                        , 200    , in immediately available funds, of an aggregate amount equal to the product of A multiplied by B (such product being rounded to the nearest $0.01) multiplied by C.*

Loan #	Mortgagor	Street Address	City	State	Zip

Very truly yours,

[WAREHOUSE LENDER]

By:
Name: Title:

*A = weighted average trade price

   B = principal amount of the mortgage loan(s)

   C = 1 minus the discount set forth on the related funding confirmation

B-1-1

EXHIBIT B-2

[WAREHOUSE LENDER’S WIRE INSTRUCTIONS]

UBS Warburg Real Estate Securities, Inc.

1285 Avenue of the Americas

New York, New York 10019

Re:	UBS Warburg Real Estate Securities, Inc. Whole Loan Purchase:

Conduit Funding Program with Crescent Mortgage Services, Inc.

Ladies and Gentlemen:

Set forth below are [Warehouse Lender’s] wire instructions applicable to the above-referenced Whole Loan Purchase: Program.

Wire Instructions:

Bank Name:

City, State:

ABA#:

Account #:

Account Name:

Please acknowledge receipt of this letter in the space provided below. This letter supersedes and replaces any prior notice specifying the name of [Warehouse Lender] and setting forth wire instructions and shall remain in effect until superseded and replaced by a letter, in the form of this letter, executed by each of us and acknowledged by you.

Very truly yours,

CRESCENT MORTGAGE SERVICES, INC.

By:
Name: Title:

B-2-1

[WAREHOUSE LENDER(S)]*

By:
Name: Title:

UBS WARBURG REAL ESTATE SECURITIES INC.

By:
Name: Title:

*	The authorized officer of each warehouse lender executing this letter must be the same authorized officer as signs the Warehouse Lender’s Release. Not applicable if there is no warehouse lender.

B-2-2

EXHIBIT C-1

[SELLER’S RELEASE]

UBS Warburg Real Estate Securities Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

With respect to the mortgage loan(s) referenced below (a) we hereby certify to you that the mortgage loan(s) is not subject to a lien of any warehouse lender and (b) we hereby release all right, interest or claim of any kind with respect to such mortgage loan, such release to be effective automatically without any further action by any party upon payment from Purchaser to Seller of an aggregate amount equal to the product of A multiplied by B (such product being rounded to the nearest $0.01) multiplied by C* in accordance with our wire instructions in effect on the date of such payment.

Loan #	Mortgagor	Street Address	City	State	Zip

Very truly yours,

CRESCENT MORTGAGE SERVICES, INC.

By:
Name: Title:

*A = weighted average trade price

   B = principal amount of the mortgage loan(s)

   C = 1 minus the discount set forth on the related funding confirmation

C-1-1

EXHIBIT C-2

[SELLER’S WIRE INSTRUCTIONS]

UBS Warburg Real Estate Securities Inc.

1285 Avenue of the Americas

New York, New York 10019

Re:	Whole Loan Purchase: Conduit Funding Program with Crescent Mortgage Services, Inc.

Ladies and Gentlemen:

Set forth below are Crescent Mortgage Services, Inc. wire instructions applicable to the above-referenced Conforming Whole Loan Purchase: Program with Crescent Mortgage Services, Inc.

Wire Instructions:

Bank Name:

City, State:

ABA#:

Account #:

Account Name:

Please acknowledge receipt of this letter in the space provided below. This letter supersedes and replaces any prior notice specifying our wire instructions and shall remain in effect until superseded and replaced by a letter, in the form of this letter, executed by us and acknowledged by you.

Very truly yours,

CRESCENT MORTGAGE SERVICES, INC.*

By:
Name: Title:

*	The authorized officer of each Seller executing this letter must be the same authorized officer as signs the Seller’s Release. Applicable only if there is no Warehouse Lender.

C-2-1

Receipt acknowledged by:

UBS WARBURG REAL ESTATE SECURITIES INC.

By:
Name: Title:

C-2-2

EXHIBIT D

[PURCHASER’S WIRE INSTRUCTIONS TO SELLER]

Wire Instructions:

Bank Name:

City, State:

ABA#:

Account #:

Account Name:

Ref: Crescent Mortgage Services, Inc.

D-1-1

EXHIBIT E

UCC-l FINANCING STATEMENT

Debtor:              Crescent Mortgage Services, Inc.

Secured Party:  UBS Warburg Real Estate Securities Inc.

Item:

All right (including the power to convey title thereto), title and interest of Debtor in and to the property listed below:

All participation certificates evidencing an interest in mortgage loans, and all mortgage loans, mortgage notes, mortgages or deeds of trust, assignments thereof and any and all documents and instruments related thereto, which are subject to the interest of Secured Party or any assignee under or pursuant to the Amended and Restated Mortgage Loan Purchase Agreements between Secured Party and the Debtor.

Filing Jurisdiction:

E-1

EXHIBIT F

AUTHORIZED SIGNATURES OF SELLER

I,                                 , hereby certify that I am the duly elected [Vice] President of                                  Crescent Mortgage Services, Inc., a state chartered institution organized under the laws of the state of Georgia (the “Company”) and each person listed below who, as an officer or representative of the Company, signed (a) the Amended and Restated Mortgage Loan Purchase Agreement, dated as of January 31, 2003, between the Company and UBS Warburg Real Estate Securities Inc., (b) the Custodial Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name, and the signatures of such persons appearing on such documents are their genuine signatures and that each of such person is, and until further notice will be, duly elected or appointed, qualified and acting officer or representative of the Company authorized to sign any documents required pursuant to the Purchase Agreement.

Name and Title

Name and Title

Name and Title

Name and Title

Name and Title

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:	By:
Name:
[Seal]	Title:	[Vice] President

I,                                 , an [Assistant] Secretary of Crescent Mortgage Services, Inc., hereby certify that                                 is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

F-1

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:	By:
Name:
	Title:	[Assistant] Secretary

F-2

EXHIBIT G

FORM OF OPINION

UBS Warburg Real Estate Securities

1285 Avenue of the Americas

New York, New York 10019

Dear Sirs and Mesdames:

You have requested our opinion as counsel to Crescent Mortgage Services, Inc., a corporation organized and existing under the laws of Georgia (the “Seller”), with respect to certain matters in connection with that certain Amended and Restated Mortgage Loan Purchase Agreement governing purchases and sales of certain Mortgage Loans, dated January 31, 2003 (the “Purchase Agreement”), by and between Seller and UBS Warburg Real Estate Securities, Inc. (the “Purchaser”). The Purchase Agreement and the Custodial Agreement are hereinafter collectively referred to as the “Governing Agreements.” Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

[We] [I] have examined the following documents:

1. the Purchase Agreement;

2. the Custodial Agreement;

3. the form of Assignment of Mortgage;

4. the form of endorsement of the Mortgage Notes;

5. unfiled copies of the financing statements listed on Schedule 1 (collectively, the “Financing Statements”) naming the Seller as Debtor and the Purchaser as Secured Party and describing the Collateral (as defined in the Purchase Agreement) as to which security interests may be perfected by filing under the Uniform Commercial Code of the States listed on Schedule 1 (the “Filing Collateral”), which I understand will be filed in the filing offices listed on Schedule 1 (the “Filing Offices”);

6. the reports listed on Schedule 2 as to UCC financing statements (collectively, the “UCC Search Report”);

7. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Seller contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to me [us] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is [our] [my] opinion that:

1. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is qualified to transact business in, and is in good standing under, the laws of the State of [            ].

2. The execution, delivery and performance by the Seller of the Governing Agreements to which it is a party, and the sales by the Seller of the Mortgage Loans under the Purchase Agreement have been duly authorized by all necessary corporate action on the part of the Seller. Each of the Governing Agreements have been executed and delivered by the Seller and are legal, valid and binding agreements enforceable in accordance with their respective terms against the Seller, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser’s purchase of the Mortgage Loans and/or security interest in the Collateral. The Seller has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Purchase Agreement and the Custodial Agreement [and by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Seller executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Seller.

3. No consent, approval, authorization or order of, and no filing or registration with, any court or governmental agency or regulatory body is required on the part of the Seller for the execution, delivery or performance by the Seller of the Governing Agreements to which it is a party or for the sales by the Seller under the Purchase Agreement of the Mortgage Loans to the Purchaser and/or granting of a security interest to the Purchaser in the Collateral, pursuant to the Purchase Agreement.

4. The execution, delivery and performance by the Seller of, and the consummation of the transactions contemplated by the Governing Agreements to which it is a party do not and will not (a) violate any provision of the Seller’s charter or by-laws, (b) violate any applicable law, rule or regulation, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Seller of which [I] [we] have knowledge (after due inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge (after due inquiry) to which the Seller is a party or by which it is bound or to which it is subject, or result in the creation or imposition of any Lien upon any property of the Seller pursuant to the terms of any such agreement or instrument.

5. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Seller which, in [our] [my] judgment, either in any one instance or in the aggregate, would be reasonably likely to result in any material adverse change in the properties, business or financial condition, or prospects of the Seller or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted or in any material liability on the part of the Seller or which would draw into question the validity of the Governing Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be reasonably likely to impair materially the ability of the Seller to perform under the terms of the Governing Agreements to which it is a party or the Mortgage Loans.

6. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement is sufficient fully to transfer to Purchaser all right, title and interest of the Seller thereto as noteholder and mortgagee.

7. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Custodian of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Custodian are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

8. The Purchase Agreement is effective to create, in favor of the Purchaser, a valid security interest under the Uniform Commercial Code in all of the right, title and interest of the Seller in, to and under the Collateral as collateral security for the payment of the Seller’s obligations under the Purchase Agreement.

9. (a) Upon the filing of financing statements on Form UCC-1 naming the Purchaser as “Secured Party” and the Seller as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 1 attached hereto, the security interests referred to in Section 8 above will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under such Mortgage Loans, which can be perfected by filing under the Uniform Commercial Code.

(b) The UCC Search Report sets forth the proper filing offices and the proper debtors necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 1 financing statements covering the Collateral as of the dates and times specified on Schedule 2. The UCC Search Report identifies no Person who has filed in any Filing Office a financing statement describing the Collateral prior to the effective dates of the UCC Search Report.

10. The Seller is not an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

EXHIBIT H

[CASH ACCOUNT ADJUSTMENT NOTICE]

[Date]

To: CRESCENT MORTGAGE SERVICES, INC.

Re: CRESCENT MORTGAGE SERVICES, INC.’S CASH ACCOUNT # [            ]

A journal entry will be processed today reflecting the following adjustment to your Cash Account.

☐	CREDIT OF $

☐	DEBIT OF $

Explanation is as follows:

Upon request, additional backup documentation will be provided.

Very truly yours,

UBS WARBURG REAL ESTATE SECURITIES INC.

By:
Name:
Title:

H-1

EXHIBIT I

[CASH ACCOUNT WIRE INSTRUCTIONS]

(ON SELLER’S LETTERHEAD)

[Date]

UBS Warburg Real Estate Securities Inc.

1285 Avenue of the Americas

New York, New York 10019

Re:	Mortgage Loan Repurchase Program

Ladies and Gentlemen:

Set forth below are Crescent Mortgage Services, Inc.’s wire instructions applicable to the above referenced Mortgage Loan Purchase Program with Crescent Mortgage Services, Inc.

Wire Instructions:

Wire location No. 1	Wire location No. 2
Bank Name:	Bank Name:
City, State:	City, State:
ABA #:	ABA #:
Account #:	Account #:
Account Name:	Account Name:
Ref:	Ref:

Please acknowledge receipt of this letter in the space provided below. This letter supersedes and replaces any prior notice specifying our Cash Account Wire Instructions for the Mortgage Loan Purchase Program and shall remains in effect until superseded and replaced by a letter, in the form of this letter, executed by us and acknowledged by you.

Very truly yours,

CRESCENT MORTGAGE SERVICES, INC.[1]

By:
Name:
Title:

[1]	Please add additional signatures of any person authorized to execute a Cash Account Withdrawal/Deposit Notice. Only authorized persons who have executed this letter may execute a Cash Account Withdrawal/Deposit Notice.

I-1

Receipt acknowledged by

UBS WARBURG REAL ESTATE SECURITIES INC.

By:
Name: Title:

I-2

EXHIBIT J

WITHDRAWAL/DEPOSIT NOTICE: CASH ACCOUNT

(ON SELLER’S LETTERHEAD)

Please process a wire transfer representing a:

(Please check appropriate box)

WITHDRAWAL	☐

DEPOSIT	☐

From/To our Cash Account in the amount of $             on [Date].

The funds should be transferred in accordance with the following instructions:

Bank Name:

City, State:

ABA #:

Account #:

Account Name:

Ref: Crescent Mortgage Services, Inc.

Deposits only require “Bank Name” and “City, State” information to be completed.

CRESCENT MORTGAGE SERVICES, INC.[2]

By:
Name:

[2]	The authorized officer of each Seller executing this letter must also have executed the Cash Account Wire Instructions.

K-1

EXHIBIT K

[TAKEOUT PROCEEDS IDENTIFICATION LETTER]

UBS Warburg Real Estate Securities Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

On [date] Fannie Mae or Freddie Mac wired to your account at [Bank] [total amount of agency wire]. Contained within the total amount of the wire was a disbursement amount of                         . This amount represents proceeds for one or more loans which were not purchased thorough UBS Warburg’s Conforming Whole Loan Purchase: Cash Window Program the details of which are:

Loan #:

Borrower’s Name:

Loan #:

Borrower’s Name:

[List additional Mortgage Loans, if necessary]

Please wire these funds to:

[insert wire instructions]

Very truly yours,

CRESCENT MORTGAGE SERVICES, INC.*

By:

Name: Title:

*	The authorized officer of each Seller executing this letter must be the same authorized officer as signs the Seller’s Release. Applicable only if there is no Warehouse Lender.

K-1

FIRST AMENDMENT TO THE AMENDED AND RESTATED

MORTGAGE LOAN PURCHASE AGREEMENT

FIRST AMENDMENT, dated as of April 8, 2003 (the “Amendment”), to the Amended and Restated Mortgage Loan Purchase Agreement, dated as of January 31, 2003 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Mortgage Loan Purchase Agreement”), between UBS WARBURG REAL ESTATE SECURITIES INC. (the “Purchaser”) and CRESCENT MORTGAGE SERVICES, INC. (the “Seller”).

RECITALS

The Seller has requested the Purchaser to agree to amend certain provisions of the Existing Mortgage Loan Purchase Agreement, as set forth in this Amendment. The Purchaser is willing to agree to such amendments, but only on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

Definitions:

Unless otherwise indicated, capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Amended and Restated Mortgage Loan Purchase Agreement.

ARTICLE II

Amendments to Section 1 of the Existing Mortgage Loan Purchase Agreement:

Section 1 of the Existing Mortgage Loan Purchase Agreement is hereby amended by adding the following new definitions thereto in the appropriate alphabetical order:

“Administrative Fee Rate”: Shall mean LIBOR plus 2.00% per annum.

“Annual Administrative Rebate Amount”: Shall mean, on any date of determination, an amount equal to the sum of the product of (i) the Administrative Fee Rate and (ii) the weighted average (determined on a daily basis) of the outstanding principal amount of the Mortgage Loans during the immediately preceding twelve month period.

“Fundamental Changes”: Shall mean the finalization of any of the following actions with respect to the Seller: any merger, consolidation or amalgamation, winding up or dissolution, or conveyance, sale, lease, assignment, transfer or other disposition of, all or substantially all of its property, business or assets, or any material change (as determined by the Purchaser in its sole discretion) in its present method of conducting business.

“LIBOR”: Shall mean the rate per annum equal to the rate appearing at page 5 of the Telerate screen as LIBOR for a period equal to one month and if such rate shall not be so quoted, the rate per annum at which the Purchaser is offered dollar deposits at or about 9:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Mortgage Loans are then being conducted for delivery on such day for a period equal to one month and in an amount comparable to the amount of the Mortgage Loans to be outstanding on such day. The Purchaser’s determination of LIBOR shall be conclusive upon the parties absent manifest error on the part of the Purchaser.

“Repurchase Agreement”: That certain Amended and Restated Mortgage Loan Repurchase Agreement, dated as of January 31, 2003, between Purchaser and the Seller, as amended, restated or otherwise modified from time to time.

“Set-up and Structuring Fee”: Shall mean an annual fee in the amount of $2,500,000 payable by the Seller to the Purchaser.

ARTICLE III

Amendments to Section 2 of the Existing Mortgage Loan Purchase Agreement:

Section 2 of the Existing Mortgage Loan Purchase Agreement is hereby amended by inserting the following clause (e) immediately at the end thereof:

“(e) As compensation for the Purchaser entering into this Agreement and the Repurchase Agreement and to, in part, reimburse the Purchaser for its set-up and other administrative costs hereunder and thereunder, on the date of this Agreement, and each anniversary thereafter, the Set-up and Structuring Fee shall become due from the Seller (provided, if such date is not a Business Day, the immediately preceding Business Day) (each such date, a “SSF Incurrence Date”), and the Seller shall pay to the Purchaser such Set-up and Structuring Fee in immediately available funds prior to the earliest of (i) the termination of this Agreement, (ii) the next anniversary of this Agreement or (iii) the occurrence of a Fundamental Change; provided, however, that such amount shall be net of the related Annual Administrative Rebate Amount as determined for the related SSF Incurrence Date; provided, further, that such Annual Administrative Rebate Amount shall not exceed the related Set-up and Structuring Fee; and provided, further, that the Seller shall pay to the Purchaser such Set-up and Structuring Fee immediately upon the occurrence of any Fundamental Changes. Notwithstanding the foregoing, the Purchaser is under no obligation or commitment to purchase, nor is a Seller under any obligation to sell, any Mortgage Loans hereunder or under the Repurchase Agreement.”

ARTICLE IV

Amendments to Section 9 of the Existing Mortgage Loan Purchase Agreement

Section 9 of the Existing Mortgage Loan Purchase Agreement is hereby amended by inserting the following clauses (p) and (q) immediately at the end thereof:

“(p) The Seller shall not at any time pay any fees to any Affiliate or declare or pay any dividend or distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of the Seller or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Seller or any Subsidiary thereof, in each case without the prior written consent of the Purchaser; provided, however, that Seller may reimburse all reasonable service fees, but in any event not to exceed $1,260,875 per year, for services provided by or through its Affiliates pursuant to a written management agreement (the “Management Agreement”) with its Affiliates (a copy of which are attached as Exhibit A hereto) and pay all amounts owed in respect of Seller’s taxable income pursuant to a tax sharing agreement (the “Tax Sharing Agreement”) among the Seller and its Affiliates ( a copy of which is attached as Exhibit B hereto).

(q) The Seller shall not amend the Tax Sharing Agreement or any Management Agreement without the prior consent of the Buyer (other than with respect to amendments necessary to comply with changes to laws or regulatory requirements, and provided that notice of any such amendments shall be provided to the Buyer as soon as reasonably possible).”

ARTICLE V

Conditions to Effectiveness

This Amendment, and the modifications to the Existing Mortgage Loan Purchase Agreement provided for herein, shall become effective on the date on which all of the following conditions have been satisfied:

1. Amendment. The Purchaser shall have received this Amendment, executed and delivered by a duly authorized officer of each party thereto.

2. Amendment to Repurchase Agreement. The Purchaser shall have received the Amendment to the Repurchase Agreement, executed and delivered by a duly authorized officer of each party thereto.

3. Consents, Licenses, Approvals, Etc. The Seller represents and warrants, that all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Seller of, and the validity and enforceability of, this Amendment, have been obtained and such consents, licenses and approvals are in full force and effect.

ARTICLE VI

Miscellaneous

1. No Other Amendments. Except as expressly amended hereby, the Amended and Restated Mortgage Loan Purchase Agreement shall remain in full force and effect in accordance with their respective terms, without any waiver, amendment or modification of any provision thereof.

2. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

3. Expenses. The Seller agrees to pay and reimburse the Purchaser for all of the out-of-pocket costs and expenses incurred by the Purchaser in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of Cadwalader, Wickersham & Taft LLP, counsel to the Purchaser.

4. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

UBS WARBURG REAL ESTATE SECURITIES INC.

By:	/s/
Name: Title:

By:	/s/
Name: Title:

CRESCENT MORTGAGE SERVICES, INC.

By:	/s/
Name: Title: